NEWS RELEASE

For More Information:
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Second Quarter 2013 Results

BIRMINGHAM, AL – (PRNewswire) – August 5, 2013 – ProAssurance Corporation (NYSE: PRA) today reported Net Income of $50.5 million for the second quarter of 2013, and $163.3 million for the six months ended June 30, 2013. Operating Income was $44.9 million for the quarter and $104.9 million for the six months. Net Income per diluted share was $0.81 for the quarter and $2.63 for the six months. Operating Income for the same periods was $0.72 and $1.69 per diluted share respectively. Book Value per Share is now $37.79.

Unaudited Consolidated Financial Summary (in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Gross Premiums Written	$122,816	$102,228	$286,025	$272,676
Net Premiums Written	$110,120	$91,870	$260,172	$249,868
Net Premiums Earned	$130,352	$131,266	$264,930	$267,925
Net Investment Income	$33,267	$34,510	$65,393	$68,003
Equity in Earnings (Loss) of Unconsolidated Subsidiaries	$(2,972)	$(2,227)	$(3,195)	$(4,293)
Net Investment Result	$30,295	$32,283	$62,198	$63,710
Net Realized Investment Gains (Losses)	$8,471	$(1,548)	$35,151	$9,130
Other Income	$1,687	$1,868	$3,500	$3,675
Total Revenues	$170,805	$163,869	$365,779	$344,440
Net Losses and Loss Adjustment Expenses	$70,609	$48,084	$128,235	$118,283
Underwriting, Policy Acquisition and Operating Expenses	$34,959	$35,405	$72,244	$69,803
Interest Expense	$392	$826	$763	$1,651
Total Expenses	$105,960	$84,315	$201,242	$189,737
Gain on Acquisition	$-	$-	$35,492	$-
Tax Expense	$14,394	$21,101	$36,728	$40,605
Net Income	$50,451	$58,453	$163,301	$114,098
Operating Income	$44,930	$59,459	$104,946	$107,683
Net Operating Cash Flow	$835	$4,605	$(12,272)	$32,705

Earnings per Share (in thousands, except for per share data)
Weighted average number of common shares outstanding	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Basic	61,825	61,317	61,766	61,247
Diluted	62,046	61,832	62,005	61,767
Net Income per share (Basic)	$0.82	$0.95	$2.64	$1.86
Net Income per share (Diluted)	$0.81	$0.95	$2.63	$1.85
Operating Income per share (Diluted)	$0.72	$0.96	$1.69	$1.74

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Key Ratios
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Current Accident Year Loss Ratio	83.70%	82.40%	83.00%	84.30%
Effect of Prior Accident Years’ Reserve Development	-29.50%	-45.80%	-34.60%	-40.20%
Net Loss Ratio	54.20%	36.60%	48.40%	44.10%
Expense Ratio	26.80%	27.00%	27.30%	26.10%
Combined Ratio	81.00%	63.60%	75.70%	70.20%
Operating Ratio	55.50%	37.30%	51.00%	44.80%
Return on Equity (Excludes Gain on Acquisition)	8.60%	10.40%	11.10%	10.30%

In the first quarter of 2013, we recognized a gain of $35.5 million in connection with our acquisition of Medmarc Casualty Insurance Company, formerly Medmarc Mutual Insurance Company, (Medmarc) because the fair value of the net assets we acquired exceeded our purchase price.

Return on Equity is calculated by dividing annualized Net Income, excluding the gain on the acquisition of Medmarc, for the period by the average of beginning and ending Shareholders’ Equity.

Non-GAAP Financial Measures
Operating income is a non-GAAP financial measure that is widely used to evaluate performance within the insurance sector. In calculating operating income, we have excluded the after-tax effects of net realized investment gains or losses, guaranty fund assessments or recoupments, a gain recognized as the result of an acquisition and the effect of confidential settlements that do not reflect normal operating results. We believe operating income presents a useful view of the performance of our insurance operations, but should be considered in conjunction with net income computed in accordance with GAAP.

The following table is a reconciliation of Net Income to Operating Income:

Reconciliation of Net Income to Operating Income (in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Income	$50,451	$58,453	$163,301	$114,098
Items Excluded in the Calculation of Operating Income:
Net Realized Investment (Gains)Losses	$(8,471)	$1,548	$(35,151)	$(9,130)
Guaranty Fund Assessments (Recoupments)	$(23)	$(1)	$(23)	$(25)
Gain on Acquisition	$-	$-	$(35,492)	$-
Effect of Confidential Settlements, Net	$-	$-	$-	$(714)
Pre-Tax Effect of Exclusions	$(8,494)	$1,547	$(70,666)	$(9,869)
Tax Effect at 35%, Exclusive of Non-Taxable Gain on Acquisition	$2,973	$(541)	$12,311	$3,454
Operating Income	$44,930	$59,459	$104,946	$107,683
Per Diluted Common Share:
Net Income	$0.81	$0.95	$2.63	$1.85
Effect of Adjustments	$(0.09)	$0.01	$(0.94)	$(0.11)
Operating Income Per Diluted Common Share	$0.72	$0.96	$1.69	$1.74

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Management Commentary

“We are encouraged by our ability to grow our top line by adding well underwritten, adequately priced business that we expect to meet our return targets,” said W. Stancil Starnes, the Chairman and Chief Executive Officer of ProAssurance. He also highlighted the success of newly acquired insurers. He said, “We are seeing the benefits of a successful M&A strategy that added $14 million of gross premium to our top line in the quarter and $26 million year-to-date. The purchase of Independent Nevada Doctors Insurance Exchange (IND) solidified our position as the top medical professional liability writer in Nevada. Our acquisition of Medmarc added significant volume to our lawyers’ professional liability line and, most importantly, broadened our medically-related coverage to include products liability for medical technology and life sciences. We are especially encouraged by Medmarc’s ability to attract new business and retain existing accounts by leveraging its expertise and the financial strength of ProAssurance.”

Business Detail
Gross Premium Written (in thousands, premium for reporting endorsements allocated by line)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Healthcare Professional Liability	$105,805	$97,943	$254,440	$262,174
Legal Professional Liability	$7,221	$3,953	$15,385	$9,723
Medical Technology and Life Sciences Products Liability	$9,394	$-	$15,289	$-
Other	$396	$332	$911	$779
	$122,816	$102,228	$286,025	$272,676

  Gross Premiums Written were $123 million in the second quarter of 2013 compared to $102 million in the same quarter of 2012. Gross Premiums Written also increased, year-over-year for the first six months of 2013, to $286 million. Net Premiums Earned for the second quarter of 2013 were $130 million, essentially unchanged from the same quarter in 2012, and for the six months ended June 30, 2013, Net Premiums Earned were $265 million, a decline of approximately 1%.
  Healthcare Professional Liability Gross Premiums Written increased $7.9 million, or 8%, quarter-over-quarter. This primarily reflects $4.6 million due to our shifting of renewal dates and will have no effect on future earned premium. Our acquisition of IND added $1.7 million in premium in the second quarter, and $5.2 million year-to-date.
  Our acquisition of Medmarc resulted in $9.4 million of new premium in medical technology and life sciences products liability in the quarter and added $15.3 million for the six months ended June 30, 2013. Medmarc also added $2.7 million of new premium in our legal professional liability line in the second quarter and $5.4 million in new legal professional liability premium year-to-date.

Premium retention for our standard physician business was 91% in the second quarter, compared to 88% in the year-ago quarter, and year-to-date, is 89% compared to 90% in 2012.
Renewal pricing on our physician professional liability book averaged 1% higher for the second quarter of 2013 and is unchanged, on average, for the year-to-date.
Loss and Loss Adjustment Expenses
Net Losses (in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Current Accident Year Net Losses	$109.1	$108.2	$219.8	$225.8
Prior Accident Year Net Losses	$(38.5)	$(60.1)	$(91.6)	$(107.5)
Net Losses	$70.6	$48.1	$128.2	$118.3

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  We recognized $38.5 million of net favorable reserve development in the second quarter, compared to $60.1 million in the year-ago quarter. Based upon an analysis of trends in our detailed review of loss data through the first six months of the year, we are recognizing a lower level of favorable development for the second quarter of 2013 than indicated by the data available in this year’s first quarter. Year-to-date net favorable reserve development has been $91.6 million, compared to $107.5 million in 2012.

  Our current accident year loss ratio was 83.7% for the quarter, and 83.0% for the year-to-date. The modest difference from prior year periods is due to slightly higher estimates for unallocated loss adjustment expenses partially offset by changes in the geographic mix of insured risks.

Cash Flow
  Approximately $5 million of the decline in operating cash flows is attributable to acquisitions and reflects both the payment of transaction expenses and the timing of expense payments. Exclusive of acquisitions, 2013 cash flows reflect the effect of significantly higher tax payments, lower premium receipts and increased underwriting and operating expense payments.

Investment Commentary
  Net Investment Income was $33.3 million in the second quarter, down 3.6% compared to second quarter 2012 primarily due to the continuing effect of lower yields on our fixed income portfolio. Year-to-date Net Investment Income is $65.4 million, down 3.8% due to the same factors. Our average tax equivalent income yield for the six months ended June 30, 2013 was 4.3% compared with 4.5% during the first six months of 2012.

The CUSIP-level disclosure of our investment holdings as of June 30, 2013 is available under Supplemental Investor Information in the Investor Relations section of our website, www.ProAssurance.com.

Balance Sheet Highlights (in thousands, except per share data)
	6/30/2013	12/31/2012
Shareholders’ Equity	$2,336,788	$2,270,580
Total Investments	$4,156,888	$3,926,902
Total Assets	$5,112,045	$4,876,578
Policy Liabilities	$2,495,113	$2,334,446
Accumulated Other Comprehensive Income (Loss)	$75,062	$145,380
Goodwill	$161,115	$163,055
Book Value per Share	$37.79	$36.85

Book Value per share, while up 2.6% year-to-date, declined from March 31, 2013 due to a reduction in the fair value of our available-for-sale securities.
Capital Management
Our Board declared a $0.25 per share regular dividend in May 2013 which was paid on July 12, 2013.
Rating Actions
  In the second quarter A. M. Best upgraded many of our subsidiary insurance companies. The claims-paying rating of the ProAssurance Group was upgraded to “A+” (Superior) and
  Medmarc was upgraded to “A” (Excellent).

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About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurance company with extensive expertise in medical professional liability, products liability for medical technology and life sciences and legal professional liability. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past seven years and is consistently ranked as a top performing property casualty insurer in Moody’s Yearly Statistical Handbook. ProAssurance Group is rated “A+” (Superior) by A.M. Best and ProAssurance is rated “A” (Strong) by Fitch Ratings.

Conference Call Information
  Live: Tuesday, August 6, 2013, 10:00 AM ET. Investors may dial (888) 503-8175 (toll free) or (719) 325-2376. The call will also be webcast on our website, www.ProAssurance.com, and on StreetEvents.com.

  Replay: By telephone, through August 30, 2013, at (888) 203-1112 or (719) 457-0820, using access code 5336851. The replay will also be available on our website, www.ProAssurance.com, and on StreetEvents.com, through at least August 30, 2013.

Podcast: A replay, and other information about ProAssurance, is available on a free subscription basis through a link on the ProAssurance website or through Apple’s iTunes.

Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.

Risks that could adversely affect the mergers of Medmarc and IND into ProAssurance include, but are not limited to, the following:

  The outcome of any potential claims from policyholders of Medmarc and IND relating to payments or other issues arising from their respective conversions to stock insurance companies and subsequent mergers into ProAssurance;

the businesses of ProAssurance and Medmarc or ProAssurance and IND may not be integrated successfully, or such integration may take longer to accomplish than expected;
cost savings from either transaction may not be fully realized or may take longer to realize than expected; and
operating costs, customer loss and business disruption following either or both transactions, including adverse effects on relationships with employees, may be greater than expected.

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The following important factors are among those that could affect the actual outcome of other future events:

changes in general economic conditions;
our ability to maintain our dividend payments;
regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;
the enactment or repeal of tort reforms;
formation or dissolution of state-sponsored medical professional liability insurance entities that could remove or add sizable groups of physicians from or to the private insurance market;
the impact of deflation or inflation;
changes in the interest rate environment;
changes in U.S. laws or government regulations regarding financial markets or market activity that may affect the U.S. economy and our business;
changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
formation or dissolution of state-sponsored medical professional liability insurance entities that could remove or add sizable groups of physicians from or to the private insurance market;
the impact of deflation or inflation;
  changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial Accounting Standards Board, the Securities and Exchange Commission, or the Public Company Accounting Oversight Board;

changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry, or particular insurance lines underwritten by our subsidiaries.;
the effects of changes in the healthcare delivery system, including, but not limited to, the Patient Protection and Affordable Care Act;
consolidation of healthcare providers and entities that are more likely to self-insure and not purchase medical professional liability insurance;
uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance;
changes in the availability, cost, quality, or collectability of insurance/reinsurance;
the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
allegation of bad faith which may arise from our handling of any particular claim, including failure to settle;
loss of independent agents;
changes in our organization, compensation and benefit plans;
our ability to retain and recruit senior management;
assessments from guaranty funds;
our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;
changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
provisions in our charter documents, Delaware law and state insurance law may impede attempts to replace or remove management or may impede a takeover;

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state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
  taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties;

insurance market conditions may alter the effectiveness of our current business strategy and impact our revenues; and
  expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees and key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities among other reasons.

Additional risk factors that may cause outcomes that differ from our expectations or projections are described in various documents filed by ProAssurance Corporation with the Securities and Exchange Commission, such as current reports on Form 8-K, and regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.

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